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                                                                    EXHIBIT 12.1

                                                         NINE MONTHS
                                                     ENDED SEPTEMBER 30,
                                                        (UNAUDITED)                     YEAR ENDED DECEMBER 31,
                                                    -------------------   ------------------------------------------------------
                                                     2000(a)    1999(b)    1999(c)    1998(d)    1997(e)     1996(f)     1995(g)
                                                    --------   --------   --------   --------   --------    --------    --------
                                                                         (IN THOUSANDS, EXCEPT RATIO AMOUNT)
RATIO OF EARNINGS TO FIXED CHARGES (h)
  Income from continuing operations .............   $149,942   $160,312   $219,503   $121,717   $107,522     $98,897     $78,810
  Add:
      Provision for income taxes ................     90,929     98,255    128,914     74,600     68,746      67,316      60,677
      Interest expense ..........................    167,842    147,749    193,407    117,270     79,071      69,968      73,890
      Interest included in rental expense .......     10,838      9,706     10,801      9,718      7,692       7,663       6,738
      Amortization of capitalized interest ......      1,192      1,894      1,359      1,444        606         763         580
      (Income) or loss from equity investments ..     41,486     14,875     33,042      4,709       (473)       (473)         --
      Adjustment to include 100% of
         nonconsolidated, majority-owned
         affiliate(i) ...........................         --         --         --     12,254         --          --     (34,775)
                                                    --------   --------   --------   --------   --------    --------    --------

  Earnings as defined ...........................   $462,229   $432,791   $587,026   $341,712   $263,164    $244,134    $185,920
                                                    ========   ========   ========   ========   ========    ========    ========

  Fixed charges:
       Interest expense .........................   $167,842   $147,749   $193,407   $117,270   $ 79,071    $ 69,968    $ 73,890
       Capitalized interest .....................      5,166     10,738     13,118      2,526      6,860      11,025       3,636
       Interest included in rental expense ......     10,838      9,706     10,801      9,718      7,692       7,663       6,738
       Adjustment to include 100% of
         nonconsolidated, majority-owned
         affiliate(i) ...........................         --         --         --     12,071         --          --      56,652
                                                    --------   --------   --------   --------   --------    --------    --------

  Total fixed charges ...........................   $183,846   $168,193   $217,326   $141,585   $ 93,623    $ 88,656    $140,916
                                                    ========   ========   ========   ========   ========    ========    ========

Ratio of earnings to fixed charges ..............        2.5        2.6        2.7        2.4        2.8         2.8         1.3
                                                    ========   ========   ========   ========   ========    ========    ========
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(a) The first nine months of 2000 include the financial results of Players
International, Inc., only from March 22, 2000, the date of its acquisition.

(b) The first nine months of 1999 includes $16.3 million of gain from the sale of our equity interest in a nonconsolidated affiliate.

(c) Full year 1999 includes $2.2 million in pretax charges for write-downs and reserves and $59.8 million gains on the sales of equity interests in nonconsolidated subsidiaries. 1999 also includes the financial results of Rio
Hotel & Casino, Inc., from its January 1, 1999, date of acquisition.

(d) 1998 includes $7.5 million in pretax changes for write-downs and reserves and a $13.2 million gain on the sale of equity interests in a nonconsolidated subsidiary. 1998 also includes the financial results of Showboat, Inc., from its June 1, 1998, date of acquisition.

(e) 1997 includes $13.8 million in pretax charges for write-downs and reserves and $37.4 million gain on the sale of equity in a New Zealand subsidiary.

(f) 1996 includes $52.2 million in pretax charges for write-downs and reserves, primarily related to write-downs of impaired long-lived assets and reserves for contingent liability exposure.

(g) 1995 includes $93.3 million in pretax charges for write-downs, primarily related to our New Orleans casino development project.

(h) As discussed in Note 12 to the Consolidated Financial Statements in the
1999 Harrah's Entertainment Annual Report, we have guaranteed certain third party loans in connection with our casino development activities. The above ratio computation excludes estimated fixed charges associated with these guarantees as follows: nine months ended September 30, 2000, $4.4 million;
nine months ended September 30, 1999, $4.6 million; 1999, $6.2 million; 1998,
$7.9 million; 1997, $7.8 million; 1996, $5.2 million; and 1995, $6.8 million.

(i) For purposes of computing this ratio, "earnings" consist of income before income taxes plus fixed charges (excluding capitalized interest) and minority interests (relating to subsidiaries whose fixed charges are included in the computation), excluding equity in undistributed earnings of less than 50% owned investments. "Fixed charges" include interest whether expensed or capitalized, amortization of debt expense, discount or premium related to indebtedness and such portion of rental expense that we deem to be representative of interest. As required by the rules which govern the computation of this ratio, both earnings and fixed charges are adjusted where appropriate to include financial results for the Company's nonconsolidated majority-owned subsidiaries. Accordingly, 1994 and 1995 have been adjusted to include the financial statements and fixed charges for Harrah's Jazz Company. For 1998, the computation of the fixed ratio has been adjusted to include the financial results and fixed charges of the East
Chicago partnership from its June 1, 1998, date of acquisition.